Exhibit 10.25

May 11, 2015

Mr. Steve Guillame

3002 Majestic Oaks Drive

St. Charles, Illinois 60174

Dear Steve:

On behalf of Spartan Motors, Inc., I am pleased to offer you the position of President, Specialty Chassis and Vehicles. The Spartan Team has been extremely impressed with the overall performance in your previous position as Vice President, New Business Development & Joint Ventures. Your promotion entitles you to the following changes in your compensation structure:

●	Your new bi-weekly base salary will be $8,846, which annualized equals $230,000.

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The target level for the Annual Incentive Compensation Plan bonus in your new position is 55% of your annual base salary. This incentive bonus is based upon the corporation’s overall financial performance and performance to operational objectives. The actual payout depends on the company’s financial performance.

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The target level for the Annual Long Term Incentive Plan (“annual stock award”) in your new position is valued at 60% of your annual base salary. These discretionary performance based awards are to be granted by the Spartan Motors Board of Directors on an annual basis. Restricted stock grants are awarded solely within the discretion of the Spartan Motors Board, and are not guaranteed. Restricted stock grants are subject to the terms of the applicable Company stock plan. This stock will be fully vested over a three (3) year period. Your first eligibility for this stock grant will be in 2015.

I am very confident that you will generate sales growth and improve the financial performance of the SCV business while helping Spartan Motors achieve its goal of being the Number One specialty-vehicle manufacturer.  We look forward to your continued success at Spartan.

Sincerely,

Daryl Adams

President & CEO, Spartan Motors